EXHIBIT 99.1

USAMERIBANCORP, INC.

2006 STOCK OPTION AND

RESTRICTED STOCK PLAN, AS AMENDED

1. Purpose. The purpose of this Stock Option and Restricted Stock Plan (the “Plan”) is to further the interests of USAMERIBANCORP, INC. a Florida corporation that is a bank holding company operating commercial banking corporation subsidiaries (the “Company”) and the Company’s shareholders by providing incentives in the form of stock option grants and awards of Shares (as that capitalized term is defined below) of restricted stock to Company and subsidiary employees who contribute materially to the success and profitability of the Company and its subsidiaries, thereby recognizing and rewarding outstanding individual performances and contributions in a manner that will establish the grantees as potential equity owners of the Company and likely enhance their proprietary interest in the Company’s continued success and progress, and better enable the Company to attract and retain experienced and valued employees.

2. Administration. This Plan will be administered by the Company’s Board of Directors or a committee of the Board of Directors to which the Board of Directors has delegated the administration of the Plan. The term “Board” shall mean the Board of Directors or a committee of Board of Directors as described in the first sentence of this Section 2. The Board shall have exclusive authority to (a) select participants, determine and fix the amount and duration of award(s) made to each participant, and make all other determinations necessary or advisable under the Plan; (b) determine whether the performance of an eligible employee warrants an award under the Plan; (c) construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan’s administration; and (d) determine, by resolution (i) which potential participants will be awarded options or Shares of restricted stock, (ii) the number of Shares which may be purchased by exercise of each option or under each award of Shares of restricted stock, and (iii) the terms of any option or award of Shares of restricted stock granted to a participant. Any such determination made by the Board will be final and binding on all persons. No member of the Board will be liable for performing any act or making any determination in good faith and in compliance with the terms of the Plan.

3. Participants. Any employee of the Company or its subsidiaries that the Board designates shall be eligible to participate in this Plan to receive grants of Incentive Stock Options (as that capitalized term is defined below) and awards of Shares of restricted stock. The Board’s designation of a person as a participant in any year does not require the Board to designate that person to receive an award under this Plan in any other year, or, if so designated, to receive the same award as any other participant in any year. The Board may consider such factors as it deems pertinent in selecting participants and in determining the amount of their respective awards, including, but without being limited to (a) the financial condition of the Company and/or its subsidiaries; (b) expected profits for the current or future years; (c) the contributions of a prospective participant to the profitability and success of the Company and/or its subsidiaries; and (d) the adequacy of the prospective participant’s other compensation. The Board, in its discretion, may grant benefits to a participant, even though stock options, award of Shares of restricted stock or other benefits previously were granted to the participant under this or another plan of the Company, whether or not the previously granted benefits have been exercised, but the participant may hold such options only on the terms and subject to the restrictions hereafter set forth. A person who has participated in another benefit plan of the Company may also participate in this Plan.

4. Kinds of Benefits. Awards under this Plan, if any, will either be granted in the form of options to acquire Shares or awards of Shares of restricted stock, as described below. The Board shall determine whether the option granted to a participant who is an employee of the Company or its subsidiaries shall be an “Incentive Stock Option,” as defined in Code Section 422.

5. Shares. Wherever used in this Plan the word “Share” or “Shares” shall be deemed to refer to share(s) of the Company’s single class of authorized common stock, [$_.00] par value per share, or other securities resulting from an adjustment under Section 18 of the Plan. The number of Shares reserved for awards of shares of restricted stock and issuance upon exercise of options granted under the Plan shall be 1,200,000, subject to automatic adjustment in accordance with the referenced Section 18. If an option is terminated, in whole or in part, for any reason other than its exercise, or is surrendered prior to its termination, the number of Shares no longer subject thereto shall thereupon be released and thereafter be available for issuance upon the exercise of any one or more new options granted or any one or more awards of Shares of restricted stock under the Plan to the fullest extent permitted by then applicable law or regulation. If an award of Shares of restricted stock is terminated, in whole or in part, or is surrendered prior to its termination, the number of Shares no longer subject thereto shall thereupon be released and thereafter be available for issuance upon the exercise of any one or more new options granted or any one or more awards of Shares of restricted stock under the Plan to the fullest extent permitted by then applicable law or regulation.

6. Authority to use Performance Vesting. The Board may, in its discretion, condition the vesting and exercisability of any award of Shares of restricted stock or any option granted under the Plan on satisfaction of (i) any minimum period of continued employment with the Company by the participant the Board deems appropriate (“service vesting”), (ii) satisfaction of any of one or more Management Objectives the Board deems appropriate (“performance vesting”), or (iii) any combination of servicing vesting and performance vesting requirements the Board deems appropriate. “Management Objectives” shall mean the achievement of performance objectives established by the Board pursuant to this Plan for participants who have received awards of Shares of restricted stock or grants of options with performance-vesting. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Board in establishing performance objectives: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index of companies of a similar capitalization or in similar industries; (3) net income; (4) annual or quarterly sales or net sales; (5) annual revenues; (6) pretax earnings; (7) earnings before interest expense, taxes, depreciation and amortization; (8) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (9) operating margin; (10) earnings per share; (11) return on equity; (12) return on capital; (13) return on investment; (14) operating earnings; (15) working capital or inventory; (16) ratio of debt to stockholders’ equity; or (17) for awards granted before any equity securities of the Company are registered under the Securities Act of 1933 or otherwise publicly traded, any other specific performance measure established or set forth by the Board. For grants made during periods in which equity securities of the Company are publicly traded, one or more of the foregoing business criteria described in subparagraphs (1) through (16) shall be exclusively used in establishing performance objectives for grants to executive officers that are intended to qualify as “performance-based compensation” under Code Section 162(m).

7. Option Agreements. For each option granted to a participant under the Plan, the Company and the participant shall enter into an option agreement setting forth the terms and conditions on which the option may be exercised. In addition to such other terms as the Board may deem to be advisable, the option agreement for each option shall specify the term of the option, the option exercise price, the number of Shares which may be purchased by exercising such option, and the period of service or other conditions which must be satisfied before the option may be exercised; and shall contain a provision requiring that if any element of the Company’s capital is determined by the Company’s state or primary federal regulatory agency as being below then applicable minimum regulatory requirements, each participant shall, at the request of the Company’s primary federal regulator, either exercise the vested portion of any option held under this Plan or forfeit the same. Each stock option agreement shall expressly designate whether or not the option is intended to be an Incentive Stock Option.

Each option granted to a participant under the Plan shall be subject to the provisions that if the participant’s employment relationship with the Company or its subsidiaries (as applicable) is terminated for “Cause,” as defined in the below, the participant’s right to exercise the options shall expire immediately on the date of the termination of employment. “Cause” shall include, but not be limited to (i) an act or acts of personal dishonesty of a participant at the expense of the Company or any of its subsidiaries, (ii) a willful violation of the participant’s employment duties and responsibilities, (iii) a conviction of the participant of a felony or a crime involving moral turpitude, (iv) unauthorized disclosure of confidential information, (v) competing with the Company or (vi) conduct substantially prejudicial to the Company. The Board shall have the exclusive right to determine whether Cause exists and the Board’s determination shall be binding and conclusive on the participant and the Company.

8. Term of Option. Any option granted under this Plan shall automatically expire ten years after the Date of Grant or, if earlier, as described in Section 11 or as otherwise directed by the Board in the grant of the option; provided that an Incentive Stock Option granted to a shareholder of the Company who owns, as of the Date of Grant, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company shall not, in any event, be exercisable after the expiration of five years from the Date of Grant. For the purpose of determining under any provision of this Plan whether a shareholder of the Company owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, such shareholder shall be considered as owning the stock owned, directly and indirectly, by or for members of his or her immediate family as defined in SEC Rule 701, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. For purposes of this Plan, the “Date of Grant” for each, participant is the date on which the Board approves a specific grant to the participant.

9. Option Exercise Price. Each option shall state the option price payable to purchase the Shares covered by the option, which shall be, on a per Share basis, not less than 100% of the fair market value of such Share on the Date of Grant (or, if greater, the par value thereof); provided that a grant of an Incentive Stock Option to an employee who, as of the Date of Grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company shall carry an option price not less than 110% of such per share fair market value (or, if greater, the par value thereof.)

10. Determination of Fair Market Value. During any period in which the Shares are not traded in any securities market, the fair market value per Share shall be determined by the Board, using its best judgment and in good faith, relying on a recent stock appraisal or on a reasonable application of any other reasonable valuation methods the Board may in good faith determine to be appropriate in the circumstances. During such time as any Shares are traded in a securities market other than an established stock exchange, the fair market value per Share shall be the mean between dealer “bid” and “ask” prices thereof in the securities market in which it is traded on the Date of Grant, as reported by The NASDAQ Stock Market, Inc. or the National Association of Securities Dealers, Inc. If Shares are listed upon any established stock exchange, such fair market value shall be deemed to be the closing price of a Share on the Date of Grant as reported by the exchange over which the largest volume of Shares are then traded, or if no sales of Shares shall have been made on any stock exchange on that day, then on the next preceding day on which there shall have been a sale of such Shares. Subject to the foregoing, the Board shall have full authority and discretion in fixing the option price and shall be fully protected in doing so.

11. Exercisability of Options.

(a) Each option granted under this Plan may be exercised in accordance with such vesting schedule as may be specified by the Board at the Date of Grant, which schedule shall (i) provide for the exercise of the option within any consecutive 12 month period, measured from the Date of Grant, so as to entitle the holder to acquire no more than one-third of the Shares made the subject of the option, or any lesser percentage as the Board may determine, and (ii) otherwise be in compliance with all then applicable laws, regulations, rules and guidelines. Thereafter, subject to the provisions of subsections (b), (c), (d), and (e) of this Section 11, the participant may exercise the option in full or in part at any time until its expiration. A participant may not exercise an Incentive Stock Option granted under this Plan unless, at the time of exercise, he has been continuously employed by the Company since the date the option was granted. The Board may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

(b) Except as provided in subsections (c) and (d) of this Section 11, a participant granted an Incentive Stock Option under the Plan cannot exercise the option after he ceases to be an employee of the Company unless the Board, in its sole discretion, grants the participant an extension of time to exercise the Incentive Stock Option after cessation of employment. The extension of time of exercise, which may be granted by the Board under this subsection (b), shall not exceed three months after the date on which the participant ceases to be an employee (but, in any case, no later than the stated expiration date of the option).

(c) If a participant ceases to be an employee as a result of retirement, he may exercise the Incentive Stock Option within twelve months after the date on which he ceases to be an employee (but no later than the stated expiration date of the option) to the extent that the Incentive Stock Option shall have been exercisable when he ceased to be an employee. An employee shall be regarded as retired if he terminates employment after his 65th birthday.

(d) If a participant ceases to be an employee because of disability (within the meaning of Code Section 105(d)(4)), and if at the time of the participant’s disability he is entitled to exercise an Incentive Stock Option granted under this Plan, the Incentive Stock Option may be exercised at any time within the period of 12 months after his termination of employment on account of disability (but no later than the stated expiration date of the option) by the participant. In case of the participant’s death, the participant’s Incentive Stock Option may be exercised by his personal representative, estate or any person who acquires by devise, inheritance or subsequent gift his right to exercise the Incentive Stock Option, within 12 months after the participant’s death. Such options may be exercised only as to the number of Shares for which they are otherwise exercisable on the date of the participant’s death or disability (subject to any adjustment under Section 18 of the Plan).

(e) An Incentive Stock Option granted under this Plan will terminate, as a whole or in part, to the extent that, in accordance with this Section 11, it may no longer be exercised.

12. Limit on Annual Vesting of Incentive Stock Options. Any option granted to a participant under this Plan which is designated as an Incentive Stock Option shall be an Incentive Stock Option only to the extent that the Shares with respect to which the option first becomes exercisable during any calendar year, when aggregated with any Shares with respect to which other Incentive Stock Options previously granted to the participant under the Plan (or any other stock option plan of the Company) first become exercisable during the same calendar year, have an aggregate fair market value (determined as of the Date of Grant) not in excess of $100,000. If the option becomes exercisable during any calendar year with respect to Shares in excess of the foregoing limitation, the option shall be considered to consist of (i) an Incentive Stock Option to acquire the maximum number of Shares permitted under the preceding sentence and (ii) a nonstatutory option to acquire the excess number of Shares on the same terms.

13. Method of Exercise. A participant may exercise an option granted under this Plan by delivering written notice of his decision to do so to the Company. The notice shall specify the number of Shares the participant desires to purchase by such exercise. With such notice, the participant shall concurrently tender to the Company full payment in cash, by certified check, by delivery of shares of common stock already owned by the participant with a fair market value equal to the option price for the Shares to be purchased pursuant to the exercise of the option or any other method approved by the Board subject to applicable law and regulations. Each participant exercising an option must also comply with such other reasonable requirements as the Board establishes pursuant to Section 24 of the Plan. Any option granted under this Plan may be exercised as to any lesser number of Shares than the full amount for which it may be exercised. A partial exercise of an option will not affect the participant’s right to exercise the option from time to time in accordance with this Plan as to the remaining Shares subject to the option. Upon the exercise of an option, the Company shall deliver to the participant stock certificates representing authorized but unissued Shares. No person, personal representative, estate or other entity will have the rights of a shareholder with respect to Shares subject to an option granted under this Plan until one or more stock certificates for the Shares have been delivered to the person exercising the option.

14. Restricted Stock. “Restricted Stock” shall mean Shares that are issued to eligible officers, or employees of the Company, and made subject to restrictions in accordance with the Plan, including Shares to be issued in the future contingent upon the satisfaction of conditions established by the Board, which may include Management Objectives set forth in Section 6 above, and set forth in the participant’s restricted stock agreement.

(a) Rights As A Shareholder. The Board may, in its discretion, grant a participant an award consisting of Shares, or sell a participant Shares on such terms as the Board may determine to be appropriate. At the time of the award, the Board shall cause the Company to deliver to the participant, or to a custodian or an escrow agent designated by the Board, a certificate or certificates for such Shares of restricted stock, registered in the name of the participant. The participant shall have all the rights of a shareholder of the Company with respect to such restricted stock, subject to the terms and conditions, including forfeiture or resale to the Company, if any, as the Board may determine to be desirable pursuant to this Section 14 of the Plan. The Board may designate the Company or one or more of its executive officers to act as custodian or escrow agent for the certificates.

(b) Awards and Certificates.

(i) A participant granted an award of Shares of restricted stock shall not be deemed to have become a shareholder of the Company, or to have any rights with respect to such Shares of restricted stock, until and unless such participant shall have executed a restricted stock agreement evidencing the terms of the restricted stock award and delivered a fully executed copy thereof to the Company and otherwise complied with the then applicable terms and conditions of such award, including, if the Shares of restricted stock are to be sold to the participant, payment of the specified purchase price for the restricted stock award on such terms as the Board may set.

(ii) When a participant is granted restricted stock, the Company shall issue a stock certificate or certificates in respect of the Shares of restricted stock. Such certificates shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award substantially in the following form:

“The Shares represented by this Certificate are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and USAmeriBancorp, Inc. A copy of such Agreement is on file in the offices of the Secretary of USAmeriBancorp, Inc.”

(iii) Except as may be otherwise determined by the Board pursuant to Section 14(a) above (or as required in order to satisfy the tax withholding obligations imposed under Section 15 of this Plan), participants granted awards of Shares of restricted stock under this Plan will not be required to make any payment or provide consideration to the Company other than the rendering of services.

(c) Restrictions and Forfeitures. Shares of restricted stock awarded to a participant pursuant to this Section 14 of the Plan shall be subject to the following restrictions and conditions:

(i) Subject to Section 19 herein, during a period set by the Board commencing with the Date of Grant (the “Restriction Period”), the participant will not be permitted to sell, transfer, pledge or assign the Shares of restricted stock awarded to him or her. Within these limits, the Board may provide for the lapse of such restrictions in installments where deemed appropriate, or for the lapse of such restrictions upon the satisfaction of such minimum periods of continued service with the Company or the achievement of such Management Objectives as the Board may have established in connection with the award.

(ii) Except as provided in Section 14(c)(i), the participant shall have with respect to the award of Shares of restricted stock all of the rights provided to any holder of Shares of the Company, subject to the terms of a shareholder agreement, including the right to vote the Shares of restricted stock and receive a share of any dividends or other distributions declared with respect to the Shares.

(iii) Subject to the provisions of Section 14(c)(iv), unless otherwise provided in the participant’s restricted stock agreement or an employment agreement expressly approved by the Board, upon termination of the participant’s employment with the Company during the Restriction Period for any reason, all Shares of restricted stock with respect to which the restrictions have not yet expired shall be forfeited to or repurchased by the Company on such terms as may be set forth in the participant’s restricted stock agreement.

(iv) In the event of a participant’s retirement, permanent total disability, or death, or in cases of special circumstances, the Board may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant’s Shares of restricted stock.

(v) Notwithstanding the other provisions of this Section 14, the Board may adopt rules which would permit a participant to transfer all or a portion of his or her Shares of restricted stock to members of his or her immediate family as defined in SEC Rule 701, or to a trust for the benefit of members of his or her immediate family, or to a family limited partnership or limited liability companies of which immediate family members are the only partners or members, provided that the Shares of restricted stock so transferred shall be similarly restricted.

(vi) Any attempt to dispose of Shares of restricted stock in a manner contrary to the restrictions set forth herein shall be ineffective.

(vii) Nothing in this Section 14 shall preclude a participant from exchanging any Shares of restricted stock for any other equity securities of the Company that are similarly restricted.

15. Taxes. The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to the exercise of any option, or the delivery of any Shares issuable under this Plan, and the Company may defer delivery of stock certificates for such Shares until it is indemnified to its satisfaction for that tax. A participant may elect to satisfy any such tax withholding requirement by (i) remitting to the Company the amount necessary to satisfy the tax withholding obligation, or (ii) by directing the Company to withhold a portion of the Shares otherwise issuable upon the exercise of the option with a fair market value (measured on the date of the exercise) equal to the amount required to be withheld.

16. Compliance with Law. Stock options shall be exercisable, and Shares shall be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations including, without limitation, those applicable to banking and securities matters. The Company may condition delivery of stock certificates for Shares of restricted stock or the Shares issuable upon exercise of an option upon the prior receipt from the participant of any undertaking that it may determine is required to ensure that the Shares are being issued in compliance with all such laws. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements as the Board deems advisable to assure compliance with federal and state laws and regulations. No option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval from every regulatory body, federal or state, having jurisdiction over such matters as the Board deems advisable. Specifically, in the event that the Company deems it necessary or desirable to file a registration statement with the Securities and Exchange Commission or any state securities commission, no option granted under the Plan may be exercised, and Shares may not be issued, until the Company has obtained the consent or approval of such agency. In the case of the exercise of an option by a person or estate acquiring by bequest or inheritance the right to exercise such option, the Board may require reasonable evidence as to the ownership of the option and may require such consents and releases of taxing authorities as the Board deems advisable.

17. Assignability. Each option granted to a participant under this Plan shall not be transferable other than by will or the laws of descent and distribution. During the life of the participant, each option is granted to the participant shall be exercisable only by him or her.

18. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other event affecting the Shares occurs, the number and class of Shares for which options and awards of Shares of restricted stock are authorized to be granted under this Plan, the number and class of Shares then subject to options previously granted under the Plan or issued as Shares of restricted stock under the Plan, and the price per share payable upon exercise of each option outstanding under the Plan or the issuance of Shares of restricted stock under the Plan, will be equitably adjusted by the Board to reflect such changes.

19. Vesting Period.

(a) The options and the awards of Shares of restricted stock under this Plan shall have a vesting period over the term of five (5) years from the anniversary of the Date of Grant in increments determined by the Board.

(b) In the event of a pending or threatened Change in Control, the Board may, in its sole discretion, take any one or more of the following actions with respect to any one or more participants:

(i) Accelerate the exercise dates of any outstanding options;

(ii) Make outstanding options fully vested and exercisable;

(iii) Determine that all or any portion of conditions associated with an award of Shares of restricted stock have been met;

(iv) Grant a cash bonus award to any of the holders of outstanding options;

(v) Pay cash to any or all option holders in exchange for the cancellation of their outstanding options or unvested award of Shares of restricted stock; or

(vi) Make any other adjustments or amendments to the Plan and outstanding options or awards of Shares of restricted stock and/or substitute new Options or other awards.

If the Shares are registered under the Securities Exchange Act of 1934, any such action with respect to any named executive officer shall be effective only if it is approved by a committee comprised exclusively of outside directors within the meaning of Code section 162(m).

In exercising its authority under this Section 19(b), the Board shall have no duty to apply any action taken under this Section uniformly to all participants, and may choose, in its sole discretion, whether or not the Options, or awards of Shares of restricted stock granted to any particular participant will be affected (subject to any pre-existing provisions in the participant’s option or restricted stock agreement or employment agreement with the Company requiring accelerated vesting upon a Change in Control).

Notwithstanding anything in this Section 19(b) to the contrary, in no event may the exercise date of any outstanding option be accelerated or other action taken to make an outstanding unvested option immediately vested and exercisable in the event of a Change in Control during the first three years after the date that USAmeriBank, Inc. opens for business as a Florida banking corporation.

(c) For purposes of this Plan, a “Change in Control” shall include any of the events described below:

(i) The acquisition in one or more transactions of more than fifty percent of the Company’s outstanding Shares, or the equivalent in voting power of any class or classes of securities of the Company entitled to vote in elections of directors by any corporation or other entity, or group of related persons, corporations or other entities (other than the Company or any employee benefit plan sponsored by the Company);

(ii) Any merger or consolidation of the Company into or with another corporation in which the Company is not the surviving entity, other than a merger of the Company in which the holders of Shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or any transfer or sale of substantially all of the assets of the Company or any merger or consolidation of the Company into or with another corporation in which the Company is the surviving entity and, in connection with such merger or consolidation, all or part of the outstanding Shares shall be changed into or exchanged for other stock or securities of the Company or any other person, or cash, or any other property;

(iii) Any person, or group of persons, announces a tender offer for at least fifty percent of the Company’s Shares;

provided, however, that no acquisition of stock by any person in a public offering or private placement of the Shares or other transaction approved by the Board shall be considered a Change in Control.

(d) Consequence of a Change in Control Occurring on or after July 21, 2017. Subject to the provisions of Section 19(b) (relating to the discretion of the Board to take certain actions in the event of a pending or threatened Change in Control), at the time of a Change in Control that occurs on or after July 21, 2017:

(i) Subject to any forfeiture and expiration provisions otherwise applicable to the respective awards, all stock options and restricted stock awards the Plan then held by the participant shall become fully exercisable immediately if, and all restricted stock awards under the Plan then held by the participant shall become fully earned and vested immediately if,

(A) The Plan and the respective award agreements are not the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof); or

(B) The Plan and the respective award agreements are the obligations of the successor entity (whether the Company, a successor thereto, or an assignee thereof) and the participant is involuntarily terminated without Cause or resigns for Good Reason within twenty-four (24) months following such Change in Control.

(ii) for purposes of this Section 19(d), the following definitions shall apply:

(A) If the participant is subject to an employment or change in control agreement (or other similar agreement or plan) with the Company or a subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means:

a. The participant’s willful and continuing failure to perform the participant’s obligations to the Company or a subsidiary;

b. The participant’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

c. The participant’s breach of fiduciary responsibility;

d. An act of dishonesty by the participant that is injurious to the Company or a subsidiary;

e. The participant’s engagement in one (1) or more unsafe or unsound banking practices that has an adverse effect on the Company or a subsidiary;

f. The participant’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

g. An act or omission by the participant that leads to a harm (financial or reputational or otherwise) to the Company or a subsidiary; or

h. A material breach by the participant of Company policies as may be in effect from time to time.

Further, a termination for Cause shall be deemed to have occurred if, within twelve (12) months following the termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a termination for Cause.

(B) If the participant is subject to an employment or change in control agreement (or other similar agreement or plan) with the Company or a subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one (1) of the following events, unless the participant agrees in writing that such event shall not constitute Good Reason:

a. A material, adverse change in the nature, scope, or status of the participant’s position, authorities, or duties from those in effect immediately prior to the applicable Change in Control;

b. A material reduction in the participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or

c. A relocation of the participant’s primary place of employment of more than fifty (50) miles from the participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the participant’s termination for Good Reason, the participant must give the Company written notice of the existence of any condition set forth in clause a - c immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within twelve (12) months of the initial existence of the applicable condition.

(iii) This Section 19(d) may not be amended during the twenty four (24) month period following a Change in Control.

20. No Effect On Service. A participant’s right, if any, to continue to serve the Company as an officer, employee or otherwise will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company to terminate at any time the employment or affiliation of any participant for cause or otherwise.

21. Amendment and Termination of Plan. The Board of the Company may terminate this Plan without approval of the shareholders, but any amendment of its terms shall require the approval of the holders of a majority of the Company’s then outstanding Shares, and any amendment that purports to alter the terms or provisions of an option or award of Shares of restricted stock granted or issued prior to the effectiveness of the amendment will be effective only with the consent of the participant to whom the option is granted or the holder currently entitled to exercise it, except for adjustments expressly provided for in this Plan.

22. Expenses of Plan. The expenses of the Plan will be borne by the Company.

23. Duration of Plan. Options and awards of Shares of restricted stock may only be granted or issued under this Plan during the ten years immediately following the effective date of the Plan. Options granted and awards of Shares of restricted stock issued during that ten year period will remain valid thereafter in accordance with then- terms.

24. Other Provisions. The option agreements and restricted stock agreements authorized under the Plan will contain such other provisions including, without limitation, restrictions upon the exercise of the option, as the Board of the Company shall deem advisable. Any such, option agreement which is intended to be an Incentive Stock Option shall contain such limitations and restrictions upon the exercise of the option as shall be necessary in order that such option will be an “Incentive Stock Option” as defined in Section 422 of the Code or to conform to any change in the law.

25. Indemnification of Board. In addition to such other rights of indemnification as they may have as directors, the members of the Board shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding a director is liable for willful misconduct or fraud in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a director shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

26. Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to options and awards of Shares of restricted stock will be used for general corporate purposes.

27. No Obligation to Exercise Option. The granting of an option to a participant under this Plan shall impose no obligation upon the participant to exercise such option.

28. Number and Gender. Unless otherwise clearly indicated in this Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply, and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.

29. Applicable Law. The validity, interpretation and enforcement of this Plan are governed in all respects by the laws of Florida.

30. Effective Date of Plan. This Plan shall not take effect until adopted by the Board. This Plan shall terminate if it is not approved by the holders of a majority of the outstanding Shares within 12 months after the date the Plan is adopted by the Board.

Notwithstanding the foregoing, if the Plan has been approved by the Board, options may be granted and awards of Shares of restricted stock may be issued by the Board prior to such shareholder approval, subject to the subsequent approval of the Plan by the Company’s shareholders. Any such options granted and awards of Shares of restricted stock by the Board shall not be exercisable at any time before such shareholder approval of the Plan has been obtained.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this 2006 Stock Option and Restricted Stock Plan on its behalf.

Secretary	USAMERIBANCORP, INC.

Attest:	By:
Name:
Title:

Date Plan adopted by Board of Directors: January 12, 2007
Date Plan approved by Shareholders: January 12, 2007